Exhibit 99.1

June 13, 2022

Paul W. TAYLOR NAMED President of PacWest Bancorp and Pacific Western Bank

FOR IMMEDIATE RELEASE

Los Angeles, California --- PacWest Bancorp (Nasdaq: PACW) (the “Company”) and Pacific Western Bank (the “Bank”) announced today the appointment of Paul W. Taylor as President of both the Company and the Bank effective July 1, 2022. Mr. Taylor currently serves as a Director of the Company and the Bank and is a member of each of their respective Asset/Liability Management and Risk Committees. His appointment follows the Company’s previously-announced plan to name a successor for Matthew P. Wagner, current President and Chief Executive Officer. Mr. Wagner will continue as Chief Executive Officer until December 31, 2023, with Mr. Taylor reporting directly to Mr. Wagner during this period. Upon Mr. Wagner’s planned retirement as CEO on December 31, 2023, it is anticipated that Mr. Taylor will transition to the role of President and Chief Executive Officer of the Company and the Bank. Mr. Taylor will continue to serve on the Boards of Directors of the Company and the Bank. At the end of December 2023, it is anticipated that Mr. Wagner will transition to the role of Executive Chairman of the Company.

“I have known Paul both personally and professionally for over two decades. I have great respect for him as a leader with strategic vision and acumen,” said Mr. Wagner. “I look forward to working with him as he steps into this role at PacWest and am confident he will quickly add value because of his strong experience and knowledge of our organization. I believe PacWest will continue to grow under his leadership and stand out as an industry leader both today and in the future,” he concluded.

Over the next 18 months, Mr. Taylor will work closely with the Boards of Directors and in concert with Mr. Wagner and the existing Executive Team to ensure a smooth transition of leadership to support employees, customers, stockholders and the communities that Pacific Western Bank serves. Mr. Taylor will be located in Pacific Western Bank’s Denver Executive Office.

Mr. Taylor has over 35 years of experience in the banking industry, most recently having served as the Chief Executive Officer, President and Director of Opus Bank, a publicly traded California-chartered bank, from 2019 to 2020. Prior to that, he was the Chief Executive Officer, President and Director of Guaranty Bancorp, a publicly traded financial institution headquartered in Colorado, and Chief Executive Officer and Chairman of the Board of Directors of Guaranty Bank and Trust Company, a banking subsidiary of Guaranty Bancorp, from 2011 to 2018. Previous to that, he held various positions including Executive Vice President, Chief Financial and Operating Officer and Secretary of Guaranty Bancorp.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $39 billion in assets headquartered in Los Angeles, California, with an executive office in Denver, Colorado, with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). The Bank is focused on relationship-based business banking to small, middle-market, and venture-backed businesses nationwide.The Bank offers a broad range of loan and lease and deposit products and services through 69 full-service branches located in California, one branch located in Durham, North Carolina, and one branch located in Denver, Colorado, and numerous loan production offices across the country. The Bank provides community banking products including lending and comprehensive deposit and treasury management services to small and medium-sized businesses conducted primarily through our California-based branch offices and Denver, Colorado branch office. The Bank offers national lending products including asset-based, equipment, and real estate loans and treasury management services to established middle-market businesses on a national basis. The Bank provides venture banking products including a comprehensive suite of financial services focused on entrepreneurial and venture-backed businesses and their venture capital and private equity investors, with offices located in key innovative hubs across the United States. The Bank also offers financing of business-purpose non-owner-occupied investor properties through Civic Financial Services a wholly-owned subsidiary. The Bank also provides a specialized suite of services for the HOA industry. For more information about PacWest Bancorp or Pacific Western Bank, visit www.pacwest.com.

CONTACTS

Matthew P. Wagner President and CEO 303.802.8900	Bart R. Olson Executive Vice President and CFO 714.989.4149	William J. Black Executive Vice President Strategy and Corporate Development 919.597.7466